Exhibit 99.1

            Avatar Holdings Inc. Annual Meeting of Stockholders Held
                              Today in Coral Gables

    CORAL GABLES, Fla., May 25 /PRNewswire-FirstCall/ -- Stockholders at today's Annual Meeting of Avatar Holdings Inc. (Nasdaq: AVTR) voted to elect the ten members of the Company's Board of Directors and to approve the appointment of accountants Ernst & Young LLP to act as auditors for the Company for the year ending December 31, 2004. The meeting was held at the Hyatt Regency Coral Gables, in Coral Gables, Florida.
    Re-elected to the Board were Jack Nash, Chairman of the Board, Avatar Holdings Inc., and Managing Member of ODAV LLC; Gerald D. Kelfer, Vice Chairman of the Board, Chairman of the Executive Committee, President and Chief Executive Officer, Avatar Holdings Inc.; Eduardo A. Brea, Partner and Managing Director of Sterling Capital Management LLC; Milton H. Dresner, Founding Partner, The Highland Companies; Martin Meyerson, President Emeritus and Professor of Policy and Planning, University of Pennsylvania; Kenneth T. Rosen, Professor of Business Administration and Chairman of the Fisher Center for Real Estate and Urban Economics, University of California at Berkeley; Fred Stanton Smith, Vice Chairman of the Board, The Keyes Company; William G. Spears, Principal, Spears, Grisanti & Brown LLC; and Beth A. Stewart, Chief Executive Officer and Co-Chairman of Storetrax.com and President of Stewart Real Estate Capital. Newly elected to the Board was Joel M. Simon, Partner and Principal, Crossroads, LLC.

    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Bellalago and Solivita in central Florida near Orlando; Harbor Islands on Florida's east coast; and at Rio Rico, south of Tucson, Arizona. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR. The 7% Notes trade on The Nasdaq SmallCap Market under the symbol AVTRG.

SOURCE  Avatar Holdings Inc.
    -0-                             05/25/2004
    /CONTACT: Juanita I. Kerrigan, Avatar Holdings Inc., +1-305-442-7000/ /Web site: http://www.avatarhomes.com /
    (AVTR AVTRG)

CO:  Avatar Holdings Inc.; Ernst & Young LLP
ST:  Florida
IN:  CST RLT
SU:  ACC